SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 22, 2009
OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-00368	41-0462685
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (866) 410-8780
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On May 22, 2009, Otter Tail Corporation, d/b/a Otter Tail Power Company (the “Company”) entered into a Term Loan Agreement (the “Loan Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, KeyBank National Association, as syndication agent, Union Bank, N.A., as documentation agent, and the banks named therein. The Loan Agreement provides for a $75 million term loan to the Company due May 20, 2011, which was fully drawn on May 22, 2009.
Borrowings under the Loan Agreement currently bear interest at a rate equal to the base rate in effect from time to time. The base rate is a fluctuating rate per annum equal to (i) the highest of (A) JPMorgan Chase Bank, N.A.’s prime rate, (B) the Federal funds effective rate plus 0.5% per annum, and (C) a daily LIBOR rate plus 1.0% per annum, plus (ii) a margin of 1.5% to 3.0% determined on the basis of the Company’s senior unsecured credit ratings, as provided in the Loan Agreement. At the Company’s option, the interest rate on outstanding borrowings may be converted to a LIBOR rate that would fluctuate based on the rate at which deposits of U.S. dollars in the London interbank market are quoted, plus a margin of 2.5% to 4.0% determined on the basis of the Company’s senior unsecured credit ratings, as provided in the Loan Agreement. The Company will use the proceeds borrowed under the Loan Agreement to support the working capital needs and other capital requirements of the Company’s electric operations, including construction of a wind farm near Lake Ashtabula in North Dakota.
The Loan Agreement, which is filed as Exhibit 4.1 to this Form 8-K, contains a number of restrictions on the businesses of the Company and its material subsidiaries, including restrictions on their ability to merge, sell assets, make certain investments, create or incur liens on assets, guarantee the obligations of any other party, and engage in transactions with related parties. The Loan Agreement also contains certain financial covenants. Specifically, the Company must not permit the ratio of its “Interest-bearing Debt” to “Total Capitalization” (each as defined in the Loan Agreement) to be greater than 0.60 to 1.00, or permit its “Interest and Dividend Coverage Ratio” (as defined in the Loan Agreement) for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00. The Loan Agreement also contains affirmative covenants and events of default. The Loan Agreement does not include provisions for the termination of the agreement or the acceleration of repayment of amounts outstanding due to changes in the Company’s credit ratings. The obligations of the Company under the Term Loan Agreement are unsecured. No subsidiary of the Company is a party to or guarantor of the Loan Agreement.
The Loan Agreement provides that in the event the Company elects to form a holding company and, following the holding company reorganization, the Company’s regulated electric utility business is operated as a wholly owned subsidiary (“Otter Tail Power Company”) of the new parent holding company, the Loan Agreement will become an obligation of Otter Tail Power Company on the terms and subject to the conditions specified in the Loan Agreement.
The description of the terms of the Loan Agreement in this Item 1.01 is qualified in its entirety by reference to Exhibit 4.1 to this Form 8-K.

JPMorgan Chase Bank, N.A. and Bank of America, N.A. are parties to the Loan Agreement and are also parties to the Credit Agreement, dated as of July 30, 2008, among the Company, the Banks named therein, Bank of America, N.A., as syndication agent, and U.S. Bank National Association, as agent for the Banks, as amended (the “OTPC Credit Agreement”), which creates a separate unsecured revolving credit facility that the Company can draw on to support its electric operations. JPMorgan Chase Bank, N.A., Bank of America, N.A., KeyBank National Association, Union Bank, N.A. and Bank of the West are parties to the Loan Agreement and are also parties to the Amended and Restated Credit Agreement, dated as of December 23, 2008, among Varistar Corporation, a wholly owned subsidiary of the Company, the Banks named therein, U.S. Bank National Association, as agent and as lead arranger, and Bank of America, N.A., Keybank National Association, and Wells Fargo Bank, National Association, as co-documentation agents, as amended (the “Varistar Credit Agreement”), which creates an unsecured revolving credit facility that Varistar Corporation can draw on to support its operations. In addition, certain of the banks party to the Varistar Credit Agreement and the OTPC Credit Agreement and their affiliates have, from time to time, engaged and in the future may engage in various financial advisory and investment banking transactions with, and provide services to, the Company or its subsidiaries in the ordinary course of business for which they received or will receive customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information contained in Item 1.01 above is incorporated herein by reference. As of May 22, 2009, $75 million was outstanding under the Loan Agreement.

Item 9.01	Financial Statement and Exhibits
(d)	Exhibits
4.1	Term Loan Agreement, dated as of May 22, 2009, among Otter Tail Corporation, d/b/a Otter Tail Power Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Keybank National Association, as Syndication Agent, Union Bank, N.A., as Documentation Agent, and the Banks named therein.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: May 29, 2009	By	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Term Loan Agreement, dated as of May 22, 2009, among Otter Tail Corporation, d/b/a Otter Tail Power Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Keybank National Association, as Syndication Agent, Union Bank, N.A., as Documentation Agent, and the Banks named therein.

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